Exhibit 99.1

Lhoist North America, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the Years Ended December 31, 2025 and 2024, and Independent Auditor’s Report

LHOIST NORTH AMERICA, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1–2

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024:

Balance Sheets	3

Statements of Income	4

Statements of Comprehensive Income	5

Statements of Equity	6

Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8–34

Independent Auditor’s Report

Board of Directors

Lhoist North America, Inc.

Fort Worth, Texas

Opinion

We have audited the consolidated financial statements of Lhoist North America, Inc. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Lhoist North America, Inc. and subsidiaries as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are required to be independent of Lhoist North America, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Restatement of the Financial Statements

As discussed in Note 1 to the consolidated financial statements, Lhoist North America, Inc., has restated its previously issued consolidated financial statements as of and for the years ended December 31, 2025 and 2024. The restatement reflects adjustments and additional disclosures necessary for compliance with Regulation S-X and other reporting requirements applicable to financial statements intended for inclusion in filings with the Securities and Exchange Commission in connection with the proposed acquisition of Lhoist North America, Inc. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Lhoist North America, Inc.’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.

Board of Directors

Lhoist North America, Inc.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Lhoist North America, Inc.’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Lhoist North America, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Forvis Mazars, LLP

Dallas, Texas

February 17, 2026, except for Note 1, as to which the date is July 31, 2026

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND 2024

(Dollars in thousands, except share amounts)

	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,648	$27,704
Advances to affiliate	247,160	395,133
Accounts receivable — net of allowance of $3,184 and $2,714	195,856	169,384
Inventories	88,928	86,242
Prepaid expenses and other — net of allowance of $16,542 and $12,557	53,129	60,573
Income taxes receivable	16,694	9,205

Total current assets	621,415	748,241
PROPERTY, PLANT AND EQUIPMENT — Net	860,655	779,139
GOODWILL	106,775	106,775
OTHER INTANGIBLE ASSETS — Net	41,387	50,822
OPERATING LEASE RIGHT-OF-USE ASSETS — Net	62,311	56,961
OTHER ASSETS	4,244	10,703

TOTAL	$1,696,787	$1,752,641

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$61,278	$59,850
Accrued expenses	77,927	100,648
Income taxes payable	—	27
Short term debt and current portion of long-term debt	63,496	63,496
Current operating lease liabilities	17,185	15,377

Total current liabilities	219,886	239,398
LONG-TERM DEBT	892,125	955,621
NONCURRENT OPERATING LEASE LIABILITIES	50,063	47,005
OTHER LIABILITIES	144,134	140,051
DEFERRED INCOME TAXES, NET	20,129	10,859

Total liabilities	1,326,337	1,392,934

COMMITMENTS AND CONTINGENCIES EQUITY:
Common stock, $1 par value per share — 5,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in-capital	60,275	60,275
Accumulated other comprehensive income	4,203	7,259
Retained earnings	305,940	292,141

Total shareholder’s equity — Lhoist North America, Inc.	370,418	359,675
Noncontrolling interest	32	32

Total equity	370,450	359,707

TOTAL	$1,696,787	$1,752,641

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Dollars in thousands)

	2025	2024
SALES	$1,753,660	$1,670,314
COST OF SALES	933,642	912,706

GROSS PROFIT	820,018	757,608
SELLING, GENERAL AND ADMINISTRATION	143,974	170,643
ROYALTY INCOME	7,001	7,096

INCOME FROM OPERATIONS	683,045	594,061
INTEREST INCOME	16,144	12,069
INTEREST EXPENSE	(54,961)	(59,197)
OTHER INCOME (EXPENSE), net	(2,383)	2,970

INCOME BEFORE INCOME TAXES	641,845	549,903
INCOME TAX PROVISION:
Current	117,458	118,089
Deferred	10,588	(6,831)

Income tax provision	128,046	111,258

NET INCOME	$513,799	$438,645

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Dollars in thousands)

	2025	2024
NET INCOME	$513,799	$438,645

COMPONENTS OF OTHER COMPREHENSIVE INCOME:
Change in unrecognized gains (losses) on derivative instruments:
Change in fair value of derivatives	(4,946)	(5,400)
Tax (provision) benefit	1,283	1,570

Change in unrecognized gains (losses) on derivative instruments — net of tax	(3,663)	(3,830)
Postretirement benefit plans:
New actuarial gain or (loss) created during period — net of related tax benefit (expense)	(118)	(204)
Amortization of net loss included in net periodic pension expense — net of related tax benefit (expense)	(32)	(41)
Amortization of prior service income included in net periodic pension expense — net of related tax benefit (expense)	—	(1)

Defined benefit plans — net of related tax benefit (expense)	(150)	(246)
Foreign currency translations — foreign currency translation adjustments — net of related tax benefit (expense)	757	(1,128)

Total other comprehensive income (loss) — net of related tax benefit (expense)	(3,056)	(5,204)

COMPREHENSIVE INCOME	$510,743	$433,441

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interest	Total Equity
BALANCE — January 1, 2024	$—	$60,275	$12,463	$353,496	$32	$426,266

Net income	—	—	—	438,645	—	438,645
Cash dividend	—	—	—	(500,000)	—	(500,000)
Change in unrecognized gains (losses) on derivative instruments, net of related tax benefit	—	—	(3,830)	—	—	(3,830)
Accumulated benefit obligation — net of related tax benefit	—	—	(246)	—	—	(246)
Translation adjustments — net of related tax benefit	—	—	(1,128)	—	—	(1,128)

BALANCE — December 31, 2024	$—	$60,275	$7,259	$292,141	$32	$359,707

Net income	—	—	—	513,799	—	513,799
Cash dividend	—	—	—	(500,000)	—	(500,000)
Change in unrecognized gains (losses) on derivative instruments, net of related tax benefit	—	—	(3,663)	—	—	(3,663)
Accumulated benefit obligation — net of related tax benefit	—	—	(150)	—	—	(150)
Translation adjustments — net of related tax benefit	—	—	757	—	—	757

BALANCE — December 31, 2025	$—	$60,275	$4,203	$305,940	$32	$370,450

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Dollars in thousands)

	2025	2024
OPERATING ACTIVITIES:
Net income	$513,799	$438,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	75,927	84,042
Provision for spare parts	3,985	85
Deferred income taxes	10,588	(6,831)
Gain on sale of assets	(154)	(1,181)
Changes in operating assets and liabilities (Note 16 )	(47,820)	(12,385)

Net cash provided by operating activities	556,325	502,375

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(150,655)	(95,430)
Advances to affiliate, net	147,973	(162,066)
Proceeds from sale of property, plant and equipment	842	1,895

Net cash used in investing activities	(1,840)	(255,601)

FINANCING ACTIVITIES:
Proceeds from borrowings	250,000	300,000
Dividends paid	(500,000)	(500,000)
Other	(4)	(6)
Repayments of debt	(313,496)	(63,496)

Net cash used in financing activities	(563,500)	(263,502)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	959	1,127

NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,056)	(15,601)
CASH AND CASH EQUIVALENTS:
Cash, beginning of year	27,704	43,305

Cash, end of year	$19,648	$27,704

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest (including mandatory cash-pay guarantee fees)	$38,622	$40,416

Cash paid for income taxes — net of refunds	$126,267	$105,831

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property, plant, and equipment acquired with accounts payable — month-end balance	$4,055	$3,757

Additional asset retirement obligations	$1,496	$51,049

Operating lease right-of-use assets obtained by incurrence of lease obligations	$27,892	$6,416

See notes to consolidated financial statements.

LHOIST NORTH AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

1.	ORGANIZATION AND BUSINESS ACTIVITIES

Operations — Lhoist North America, Inc. and subsidiaries (the Company) are primarily engaged in the manufacture and sale of lime and limestone products to various industries throughout the United States.

On June 29, 2026, Martin Marietta Materials, Inc. (the Purchaser), a North Carolina corporation announced in a Form 8-K filing the execution of a Securities Sale Agreement, dated June 27, 2026, between the Purchaser and LNA Holding SRL, a société à responsabilité limitée organized under the laws of Belgium, pursuant to which the Purchaser will acquire all of the outstanding equity interests in the Company.

As a result of this agreement, the Company’s accompanying consolidated financial statements, which were previously issued on February 17, 2026 have been “uplifted” and prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) and the applicable rules and regulations of the SEC (including Regulation S-X) related to financial statements to be included in an SEC filing.

Prior to the period presented in these SEC-compliant financial statements, the Company operated as a private entity and prepared its financial statements under non-public U.S. GAAP standards. Certain prior year amounts and line items have been adjusted or expanded to conform to the presentation and disclosure required in filings with the SEC. These modifications include adjusting various line items in the Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024, in order to reflect public business entity requirements. Furthermore, in Note 1, revenue disclosures were expanded to provide additional information related to revenues and gross profits by lines of business.

Goodwill Amortization

•

Under the Private Company Council (PCC) accounting alternative, the Company elected to amortize goodwill on straight-line 10 years basis. To conform to SEC reporting, all PCC alternative amortization adjustments made to goodwill under the PCC accounting alternative have been unwound, which includes changes to Note 7.

Commodity Fuel Derivatives

•

The Company elected to change the treatment of its commodity fuel hedge derivatives. This included changing the classification of the Commodity derivatives from being designated as a cash flow hedge to a Non-designated hedge, Notes 8 and 9 have been updated accordingly.

The following table provides information about the Company’s public company adoption adjustments as and for the year ended December 31, 2025 (in thousands):

Financial Statement line item	As Previously Reported (Private Company GAAP)	Goodwill Public Company Adoption/ Uplift Adjustments	Commodity Derivative Public Company Adoption	As Restated/ Public Business Entity Basis
CONSOLIDATED BALANCE SHEETS
Goodwill	$2,571	$104,204	$—	$106,775
Deferred income taxes, net	19,392	737	—	20,129
Accumulated other comprehensive income	754	—	3,449	4,203
Retained earnings	205,922	103,467	(3,449)	305,940
CONSOLIDATED STATEMENTS OF INCOME
Cost of sales	$929,414	$—	$4,228	$933,642
Selling, general and administration	144,939	(965)	—	143,974
Deferred income tax provision	11,404	241	(1,057)	10,588
Net income	516,246	724	(3,171)	513,799
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Net income	$516,246	$724	$(3,171)	$513,799
Change in unrecognized gains (losses) on derivative instruments:
Change in fair value of derivatives	(9,174)	—	4,228	(4,946)
Tax (provision) benefit	2,340	—	(1,057)	1,283
CONSOLIDATED STATEMENTS OF EQUITY
Net income	$516,246	$724	$(3,171)	$513,799
Change in unrecognized gains (losses) on derivative instruments, net of related tax benefit	(6,834)	—	3,171	(3,663)
Retained earnings	205,922	103,467	(3,449)	305,940
CONSOLIDATED STATEMENTS OF CASH FLOWS
Net income	$516,246	$724	$(3,171)	$513,799
Deferred income taxes	11,404	241	(1,057)	10,588
Changes in operating assets and liabilities	(51,451)	—	3,631	(47,820)

The following table provides information about the Company’s public company adoption adjustments as and for the year ended December 31, 2024 (in thousands):

Financial Statement line item	As Previously Reported (Private Company GAAP)	Goodwill Public Company Adoption/ Uplift Adjustments	Commodity Derivative Public Company Adoption	As Restated/ Public Business Entity Basis
CONSOLIDATED BALANCE SHEETS
Goodwill	$3,536	$103,239	$—	$106,775
Deferred income taxes, net	10,364	495	—	10,859
Accumulated other comprehensive income	6,980	—	279	7,259
Retained earnings	189,676	102,744	(279)	292,141
CONSOLIDATED STATEMENTS OF INCOME
Cost of sales	$923,412	$—	$(10,706)	$912,706
Selling, general and administration	180,887	(10,244)	—	170,643
Deferred income tax provision	(10,005)	498	2,676	(6,831)
Net income	420,869	9,746	8,030	438,645
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Net income	$420,869	$9,746	$8,030	$438,645
Change in unrecognized gains (losses) on derivative instruments:
Change in fair value of derivatives	5,306	—	(10,706)	(5,400)
Tax (provision) benefit	(1,106)	—	2,676	1,570
CONSOLIDATED STATEMENTS OF EQUITY
Net income	$420,869	$9,746	$8,030	$438,645
Change in unrecognized gains (losses) on derivative instruments, net of related tax benefit	4,200	—	(8,030)	(3,830)
Retained earnings	189,676	102,744	(279)	292,141
CONSOLIDATED STATEMENTS OF CASH FLOWS
Net income	$420,869	$9,746	$8,030	$438,645
Deferred income taxes	(10,005)	498	2,676	(6,831)
Changes in operating assets and liabilities	(1,679)	—	(10,706)	(12,385)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated between consolidated entities. The Company is a wholly owned subsidiary of LNA Holding SPRL, which is an indirect wholly owned subsidiary of Financière de Gestions Internationales — SCA, a Luxembourg corporation (the “ultimate parent”).

Cash and Cash Equivalents — The Company classifies as cash and cash equivalents amounts on deposit in banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and receivables. The Company maintains cash and cash equivalents with financial institutions that at times are in excess of Federal Deposit Insurance Corporation insurance limits. At December 31, 2025 and 2024, the Company’s cash accounts exceeded federally insured limits by approximately $31.1 million and $39.6 million, respectively.

Derivative Instruments — The Company manages its exposure to interest rates and commodity purchases by engaging in various types of derivative instruments including interest rate swaps, treasury locks, and commodity futures contracts. The Company records all derivatives in the consolidated balance sheets at fair value. The Company entered into transactions with credit-worthy counterparties and distributed contracts among several financial institutions to reduce the concentration of credit risk. The Company does not purchase or hold any financial derivative instruments for trading or speculative purposes.

Cash Flow and Non-Designated Hedges

Interest derivatives are designated and qualify as cash flow hedges. Commodity derivatives are designated as and qualify as Non-designated commodity derivative arrangements. The changes to fair value related to commodity hedges are recorded in Cost of sales. Interest derivative’s unrealized gain or loss is reported as a component of other comprehensive income (“OCI”) and recorded in accumulated other comprehensive income (“AOCI”) in the consolidated balance sheets. The changes to fair value that are recorded to OCI related to interest rate swaps are subsequently reclassified into other income (expense), net when the hedged item affects earnings. All cash flows associated with purchasing and selling derivatives are classified as operating cash flows in the Consolidated Statement of Cash Flows, within Changes in certain assets and liabilities. All cash flow derivative instruments are effective as of December 31, 2025 and 2024, respectively. See Notes 8 and Note 9 for further discussion of fair value and additional information about the derivative instruments.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are recorded at the amount of consideration from customers of which the Company has an unconditional right to receive and do not bear interest. The allowance for credit losses is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information, and current economic conditions as of balance sheet date.

The Company has elected to use the practical expedient provided in ASC 326-20 that allows entities to assume that current conditions as of the balance sheet date do not change for the remaining life of the current accounts receivable and current contract assets. The Company has also made an accounting policy election to consider cash collection activity after the balance sheet date when estimating expected credit losses on current accounts receivable and current contract assets.

Inventories — Inventories are stated at the lower of cost or net realizable value. Cost is primarily determined using the weighted-average cost method.

Property, Plant, and Equipment — Property, plant, and equipment are recorded at cost. Depreciation expense is provided using the straight-line method over the estimated useful lives of the various assets as follows:

Estimated Useful Life
Buildings and improvements	15-30 years
Machinery and equipment	3-25 years
Furniture and fixtures	3-10 years
Software	3 years

Maintenance, repairs, and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations.

Depletion of mining rights is determined on the unit-of-production method for financial reporting purposes and on the statutory basis for federal income tax purposes.

Goodwill and Other Intangibles — Goodwill represents the excess of the cost over the fair value of net assets of purchased businesses. Other intangible assets represent amounts assigned principally to contractual agreements and are either amortized ratably over the useful lives to the Company or not amortized if deemed to have an indefinite useful life. The Company accounts for other intangibles in accordance with Accounting Standards Codification (ASC) 350-10, Intangibles — Goodwill and Other.

The Company reviews the carrying values of goodwill and other indefinite-lived intangible assets for impairment annually. An interim review is performed between annual tests if facts and circumstances indicate potential impairment. The carrying value of other amortizable intangible assets is reviewed if facts and circumstances indicate potential impairment. If a review indicates the carrying value is impaired, a charge is recorded equal to the amount by which the carrying value exceeds the fair value.

Operating Leases — The Company determines if a contract is or contains a lease at inception of the agreement. At lease commencement, operating and finance leases are recognized as ROU assets and the related obligations are recognized as current or noncurrent liabilities on the Company’s consolidated balance sheets. Leases with an initial lease term of one year or less are not recorded on the balance sheet. The Company combines lease and nonlease components, such as common area and other maintenance costs, and accounts for them as a single lease component in calculating the ROU assets and lease liabilities.

ROU assets, which represent the Company’s right to use an underlying asset, and lease liabilities, which represent the Company’s obligation to make lease payments arising from the lease, are recognized based on the present value of the future lease payments over the initial lease term at commencement date. Where a lease does not provide an implicit rate, the Company uses an interest rate swap curve adding a credit spread based on the Company’s credit rating methodology in determining the present value of lease payments.

In addition, for certain equipment leases, the Company applies a portfolio approach to effectively account for the operating lease ROU assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

Shipping and Handling Fees and Costs — The Company includes shipping and handling charges billed to customers in revenues. The related costs associated with shipping and handling is included as a component of cost of sales. The shipping and handling charges billed to customers were $243.7 million and $243.2 million for the years ended December 31, 2025 and 2024, respectively.

Income Taxes — Under ASC 740-10, Income Taxes, income taxes are provided based on earnings reported for tax return purposes in addition to a provision or benefit for deferred income taxes. The provision for income taxes includes deferred taxes determined by the change in deferred tax liability (or asset), which is computed based on the differences between the financial statement and income tax bases of assets and liabilities and measured by applying enacted tax laws and rates. Deferred tax expense or benefit is the result of changes in the deferred tax liability or asset. The Company evaluates uncertainties that may exist in its tax positions by considering whether it is more-likely-than-not threshold, then no tax benefit will be recognized. The Company has evaluated its open tax years from 2019 through 2025 and has recorded an allowance for uncertain positions, as described in Note 13. The Company files a consolidated federal income tax return with its subsidiaries and several consolidated and separate state income tax returns.

Foreign Currency Translation — The Company’s Canadian and Jamaican subsidiaries use the local currency as the functional currency. All balance sheet accounts of the foreign subsidiaries’ operations are translated into U.S. dollars at the year-end rate of exchange, and consolidated statements of income items are translated monthly from their respective functional currency to U.S. dollars at amounts that approximate weighted-average exchange rates. The resulting translation adjustments are recorded directly to a separate component of other comprehensive income (loss) and noncontrolling interest within shareholder’s equity, along with related tax effects. Gains and losses from foreign currency translations are included in the consolidated statements of income, consolidated statements of equity and the consolidated statements of comprehensive income. The foreign currency translation amounts within accumulated other comprehensive loss at December 31, 2025 and 2024, totaled $0.6 million and $1.4 million, respectively.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses in the reporting periods. Actual results could differ from those estimates.

Self-Insurance Programs — The Company is self-insured for various levels of group, health, and workers’ compensation. The recorded insurance reserves are actuarially determined.

Advertising — Advertising costs are expensed when incurred. The Company incurred advertising expenses of $0.2 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively.

Re-engineering and System Conversion Costs — All costs incurred in connection with re-engineering, training, and business process improvement activities are expensed as incurred, including all related internal and third-party costs. System conversion costs and the costs of new hardware and software are accounted for in accordance with guidance under ASC 720, Other Expenses.

Noncontrolling Interests — The Company reports a 10.0% noncontrolling interest in one subsidiary as an ownership interest in the consolidated entity in the consolidated financial statements.

Comprehensive Income — ASC 220-10, Income Statement-Reporting Comprehensive Income, establishes standards for reporting comprehensive income and its components in a full set of financial statements. The guidance requires that all items that are to be recognized under accounting standards as components of comprehensive income, including an amount representing total comprehensive income, be reported in a financial statement that is displayed with the same prominence as other financial statements. The only components of other comprehensive income relate to designated hedging activities, foreign currency translation adjustments and pension liability, net of tax.

Revenue Recognition — Revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The majority of the Company’s revenues are derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred, or services have been rendered. The Company records customer shipping and related costs as sales and cost of sales. Sales tax collected is not included in net sales. The Company determines revenue recognition through the following steps:

•	Identification of the contract(s) with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, a performance obligation is satisfied.

The following tables, which are reconciled to consolidated amounts and reflect continuing operations, provide revenues by line of business: Aggregates, Burnt product, Minerals, and Other specialty revenues (in thousands):

	For the period ended December 31 , 2025
	Aggregates	Burnt	Minerals	Specialties	Total
East Lime	$4,828	$750,443	$26,549	$6,750	$788,569
Minerals	4,351	—	154,790	16,162	175,303
Texas	5,166	370,467	79,066	840	455,539
West	2,469	301,568	18,381	11,830	334,248

Total	$16,814	$1,422,478	$278,786	$35,582	$1,753,660

	For the period ended December 31 , 2024
	Aggregates	Burnt	Minerals	Specialties	Total
East Lime	$3,766	$662,453	$24,443	$4,200	$694,862
Minerals	4,351	—	156,865	14,987	176,203
Texas	5,534	369,648	81,138	1,299	457,619
West	3,318	302,417	18,997	16,898	341,630

Total	$16,969	$1,334,518	$281,443	$37,384	$1,670,314

The following table provides information about the Company’s receivables from contracts from customers (in thousands):

	2025	2024
Accounts receivable- net of allowance, beginning of year	$169,384	$175,939
Accounts receivable- net of allowance, end of year	195,856	169,384

Impairment of Long-Lived Assets — The Company accounts for impairment or disposal of long-lived assets, including discontinued operations, in accordance with ASC 360-10, Property, Plant, and Equipment.

Environmental Expenditures — Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed.

Liabilities are recorded when environmental assessments and/or cleanups are probable, and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

Stripping Costs — The Company accounts for stripping costs incurred during the production and mining process in accordance with ASC 930, Extractive Activities — Mining. This guidance requires that stripping costs incurred during the production phase of the mine be included in the costs of the inventory produced during the period in which the stripping costs are incurred.

Asset Retirement Obligations — Asset retirement obligations associated with the retirement of the tangible, long-lived assets and the associated retirement cost follow the guidance under ASC 410-20, Asset Retirement and Environmental Obligations. The Company has recorded an obligation for the future reclamation costs related to quarries, plants, and dismantlement of certain plant equipment. Revisions to the obligation could occur due to changes in the Company’s estimated useful lives of the underlying assets, estimated dates of decommissioning, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. Changes due to revised estimates will be recognized by adjusting the carrying amount of the liability and the related long-lived asset if the assets are still in service or charged to expense in the period if the assets are no longer in service. As new obligations are identified, the Company also records a corresponding fixed asset and amortizes the costs over the life of the asset. The activity included in other liabilities for years 2025 and 2024 is as follows (in thousands):

Asset retirement obligation — December 31, 2023	$57,545
New layer	39,158
Revision in estimated cash flows	11,891
Accretion	1,555

Asset retirement obligation — December 31, 2024	$110,149
New layer	1,496
Accretion	3,463

Asset retirement obligation — December 31, 2025	$115,108

Recent Accounting Pronouncements — In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires entities to disclose, on an annual basis, specific categories in the effective tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, ASU No. 2023-09 requires companies to disclose further information about income taxes paid. The standard is effective for annual periods beginning after December 15, 2025 and may be applied prospectively or retrospectively. We will adopt the ASU prospectively for the period ending December 31, 2026.

3.	INVENTORIES

Inventories at December 31, consist of the following (in thousands):

	2025	2024
Lime and limestone products	$64,994	$65,793
Fuel and supplies	23,934	20,449

Total inventories	$88,928	$86,242

4.	PREPAID EXPENSES AND OTHER ASSETS

	2025	2024
Spare part stock, net of allowance of $19,001 and $10,126	$46,698	$52,050
Prepaid expenses	6,025	7,386
Other receivable and current assets	406	1,137

Total prepaid expenses and other	$53,129	$60,573

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, consist of the following (in thousands):

	2025	2024
Land, mining rights and improvements	$398,806	$373,071
Buildings and improvements	124,834	122,105
Machinery and equipment	1,374,941	1,338,111
Furniture and fixtures	20,565	17,276
Software	15,216	15,093
Construction in progress	138,749	67,609

Total	$2,073,111	$1,933,265
Less accumulated depreciation, depletion and amortization	1,212,456	1,154,126

Total property, plant and equipment — net	$860,655	$779,139

Total depreciation and depletion expense	$70,400	$78,506

6.	OPERATING LEASES

The Company has operating leases primarily for land, buildings, rail, tractors, trailers, and vehicles. The operating leases have remaining lease terms of 1 year to 20 years, some of which include options to extend the leases. The Company’s lease agreements do not contain residual value guarantees, restrictive covenants, or early termination options that the Company deem material.

The Company’s net lease costs were as follows (in thousands):

	2025	2024
Operating lease cost	$24,956	$19,308
Short-term lease cost	(637)	917

Net lease cost	$24,320	$20,225

Supplemental balance sheet information related to leases was as follows (in thousands):

	2025	2024
Operating leases right-of-use asset — net	$62,311	$56,961

Current portion of operating lease liabilities	$17,185	$15,377
Noncurrent operating lease liabilities	50,063	47,005

Total operating lease liabilities	$67,248	$62,382

Weighted average remaining operating lease term (in years)	7.4	8.0
Weighted average operating lease discount rate	4.4%	4.3%

During the years ended December 31, 2025 and 2024, the Company had the following cash and non-cash activities associated with leases (in thousands):

	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$25,440	$19,885
Noncash investing and financing activities Additions to ROU assets by incurrence of operating lease liabilities	$27,892	$6,416

The future payments due under operating leases as of December 31, 2025, are as follows (in thousands):

Years Ending December 31,	Operating Leases
2026	$19,438
2027	14,784
2028	9,756
2029	7,577
2030	5,659
Thereafter	23,475

80,688
Less imputed interest effects of discounting lease liability	(13,441)

Operating lease liabilities recognized	$67,248

7.	GOODWILL AND OTHER INTANGIBLES

Goodwill

The Company tests goodwill for impairment at the reporting unit level annually. In testing goodwill for impairment, the Company has the option first to perform a qualitative assessment to determine whether it is more-likely-than-not that goodwill is impaired or the entity can bypass the qualitative assessment and proceed directly to the quantitative test by comparing the carrying amount, including goodwill, of the reporting unit with its fair value. The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Other Intangible Assets

The Company periodically evaluates its determination of the useful lives of other amortizable intangible assets. Any resulting changes in the useful lives of such other intangible assets will not impact the cash flows of the Company. However, a decrease in the useful lives of such other intangible assets would increase future amortization expense and decrease future reported operating results. As of December 31, 2025 and 2024, there were no triggering events that resulted in an impairment analysis. The Company concluded no adjustments of such assets were required.

The Company’s other intangible assets subject to amortization consist of patents and customer relationships. The Company’s intangible assets not subject to amortization consist of trademarks, permitting rights, mineral rights, and water rights.

A summary of other intangibles for the year ended December 31, 2025 and 2024, is as follows (in thousands):

	2025		2025	2024
Life	Customer Lists 10 to 20 Years	Other Intangibles 15 to 30 Years	Total Other Intangibles	Total Other Intangibles
Other intangible assets subject to amortization:
Gross carrying amount	$92,677	$7,602	$100,279	$100,279
Less: accumulated amortization	(71,314)	(5,118)	(76,432)	(70,905)

Net carrying value of other intangible assets subject to amortization	$21,363	$2,484	23,847	29,374

Add: other intangibles not subject to amortization			17,540	21,448

Total other intangible assets — net			41,387	50,822

Total other intangible amortization expense			$5,527	$5,536

Estimated aggregate amortization expense for the years ending December 31, is as follows (in thousands):

2026	$5,503
2027	2,721
2028	2,721
2029	2,721
2030	2,721
Thereafter	7,460

8.	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recognized at fair value have been categorized based upon a fair value hierarchy as described below. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. The hierarchy comprises three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Assets and Liabilities Measured at Fair Value

As of December 31, 2025 and 2024, the Company’s financial instruments measured at fair value include commodity derivatives, interest rate swaps, and a deferred compensation plan, all are measured on a recurring basis.

The interest rate swaps convert certain floating-rate debt to a fixed-rate. All derivative and swap instruments are classified as Level 2 valuations. The Company determines the fair value of its derivative financial instrument positions based upon pricing models using inputs observed from actively quoted markets and also takes into consideration the contract terms as well as other inputs, including market interest rates; see Note 9 for additional information on derivatives.

The following tables provide information by level for financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2025 and 2024, respectively (in thousands):

	Total carrying value as of	Fair Value Measurements Using Inputs Considered as
	December 31, 2025	Level 1	Level 2	Level 3
Assets

Interest rate derivatives	$1,584	$—	$1,584	$—

Liabilities
Commodity derivatives	$4,524	$—	$4,524	$—
Deferred compensation plan	8,426	—	8,426	—

Total Liabilities	$12,950	$—	$12,950	$—

	Total carrying value as of	Fair Value Measurements Using Inputs Considered as
	December 31, 2024	Level 1	Level 2	Level 3
Assets

Interest rate derivatives	$5,724	$—	$5,724	$—

Liabilities
Commodity derivatives	$297	$—	$297	$—
Deferred compensation plan	12,435	—	12,435	—

Total Liabilities	$12,732	$—	$12,732	$—

Financial Instruments not Measured at Fair Value

As of December 31, 2025 and 2024, the Company’s financial instruments not measured at fair value include temporary cash investments, advances to affiliates, and long-term debt. These financial instruments are carried on the consolidated balance sheets at cost, which approximates fair value.

As discussed in Note 1, temporary cash investments have maturities of less than three months and are placed primarily in money market funds and money market demand deposit accounts with financial institutions. The Company’s temporary cash investments totaled $19.6 million and $27.7 million as of December 31, 2025 and 2024, respectively.

Advances to affiliate are monies held in a pooled cash account with an affiliate and totaled $247.1 million and $395.1 million as of December 31, 2025 and 2024, respectively. The monies are expected to be used for business operations during the 2026 fiscal year; see Note 16 for additional information.

As discussed in Note 12, the Company’s held $955.6 million and $1,019.1 million in long-term debt instruments as of December 31, 2025 and 2024, respectively.

9.	FINANCIAL DERIVATIVE INSTRUMENTS

The Company entered into derivative instruments to manage commodity price and interest rate risk.

Commodity Hedging

The Company entered into several fixed price swap agreements with a financial institution for energy related derivatives to reduce exposure to changes in these commodity prices. The Company generally hedges 35% - 95% of the expected energy usage in a year.

The Company has elected to utilize netting for its energy related derivative instruments and classifies such amounts as current and noncurrent, based on the net fair value position with each of the Company’s counterparties in the consolidated balance sheet as there is a right to offset.

The table below presents certain information regarding the Company’s Non-designated commodity derivative arrangement (in thousands):

	2025	2024
Fair value of commodity derivative agreements recognized in
Accrued expenses	$861	$297
Other liabilities	3,663	—
Deferred tax asset (liability)	1,131	74
(Loss) gain recognized in Cost of sales for the year ended December 31,	(4,228)	10,706
Tax Effect of Hedge Included in Deferred Tax Provision	1,057	(2,676)

As of December 31, 2025, the Company has the following outstanding commodity derivative arrangements that were entered into to hedge forecasted purchases for the years 2026-2030:

Natural Gas	25,405,000 MMBtu

Interest Rate Swaps

On November 29, 2021, the Company executed two five year forward-starting pay fixed interest rate derivative instruments with an affiliate with a combined original notional amount of $316.3 million. The combined notional amounts under these agreements as of December 31, 2025 and 2024 are $63.3 million and $126.6 million, respectively. The combined notional amounts amortize on a quarterly basis over the term to a combined statement amount per the agreement. The purpose of the instruments is to hedge the exposure to interest rates related to the term loan discussed in Note 12; thus, both the debt and derivatives have the same effective and maturity dates. Under the instruments the Company makes payments at a fixed weighted average rate of 0.88% and receives payments equal to the Secured Overnight Financing Rate. Under the agreement, the Company pays or receives the net interest amount quarterly, with the quarterly settlements included in other income (expense), net.

These instruments are being accounted for as cash flow hedges and mature in November 2026. The Company’s interest rate swap agreements qualify for the “shortcut” method of accounting for hedges, which dictates that the hedges are assumed to be perfectly effective.

The table below presents certain information regarding the Company’s interest rate swap agreement designated as a cash flow hedge (in thousands):

	2025	2024
Fair value of interest rate swap agreements recognized in
Other assets	$1,584	$5,724
Deferred tax liability	478	1,639
Gain recognised in other comprehensive income, net of tax related benefit	1,106	4,085
Gain reclassified from accumulated other comprehensive income into other income (expense), net	2,979	4,565

The Company estimates approximately $0.9 million to be reclassified into earnings over the next 12 months.

Treasury lock

The Company entered into a treasury lock agreement in 2021. This treasury lock agreement was a synthetic forward sale of US treasury securities settled in cash and was computed as the difference between an agreed-upon treasury rate and the prevailing treasury rate at settlement. The treasury lock was finalized in April of 2022 and resulted in an $8.1 million realized gain. This gain is recognized in other comprehensive income and is being amortized over the 10 year life of the 2022 unsecured fixed-rate senior notes discussed in Note 12. The Company made a policy election to have the settlement run through operating activities on the cash flow in connection with this derivative.

The Company estimates approximately $0.8 million to be reclassified into earnings over the next 12 months.

10.	ACCRUED EXPENSES

Accrued expenses at December 31, consist of the following (in thousands):

	2025	2024
Employee related	$35,586	$36,122
Other taxes payable	13,390	15,861
Quarry services	—	18,217
Other accrued liabilities	28,951	30,448

Total accrued expenses	$77,927	$100,648

11.	OTHER LIABILITIES

Other liabilities at December 31, consist of the following (in thousands):

	2025	2024
Provision for employee benefit plans, workers’ compensation, and deferred compensation	$29,026	$29,902
Asset retirement obligation	115,108	110,149

Total other liabilities	$144,134	$140,051

12.	DEBT

Borrowings

On December 6, 2021, the Company entered into and borrowed $317.5 million under a five-year unsecured term loan. As discussed in Note 2 and 9, two interest rate swaps were entered into during December of 2021, in order to hedge the exposure to interest rate risk related to the term loan. Principal payments of $63.5 million were made on the debt in 2025 and 2024, respectively. The credit agreement bears interest per annum at the Secured Overnight Financing Rate (SOFR) plus 1.36% (4.05% and 4.49% at December 31, 2025 and 2024) and has a maturity date of November 29, 2026. Interest related to the credit agreement totaled $5.8 million and $11.0 million for the years ended 2025 and 2024, respectively. Accrued interest payable is $0.0 million and $0.1 million as of December 31, 2025 and 2024, respectively. Accrued interest payable is included in the consolidated balance sheets in other accrued expenses.

In March 2022, the Company entered into and borrowed, unsecured fixed-rate senior notes for $272.1 million, which mature on March 31, 2032. These senior notes are fully guaranteed by both the Company and an Affiliate. No principal payments were made on the debt in 2025 and 2024. The senior notes bear interest per annum at 3.56% and totaled $9.7 million for 2025 and 2024. Accrued interest payable is $2.4 million as of December 31, 2025 and 2024. Accrued interest payable is included in the consolidated balance sheets in other accrued expenses.

On March 16, 2023, the Company entered into and borrowed $320.0 million from an affiliate under a five-year unsecured note, which matures in March 2028. Principal payments of $250.0 million and $0.0 million were made on the debt in 2025 and 2024, respectively. The credit agreement bears interest per annum at the Standard Overnight 3 Month Secured Rate (SOFR3M) plus 1.81% (4.36% and 4.49% at December 31, 2025 and 2024). Interest expense totaled $12.1 million and $23.3 million for 2025 and 2024 respectively. Accrued interest payable is $0.0 million and $0.1 million as of December 31, 2025 and 2024, respectively. Accrued interest payable is included in the consolidated balance sheets in other accrued expenses.

On April 11, 2024, the Company entered into and borrowed $300.0 million from an affiliate under a five-year unsecured note, which matures in April 2029. No principal payments were made on the debt in 2025 and 2024. The credit agreement bears interest per annum at 6.85% and totaled $20.8 million and $15.2 million for 2025 and 2024, respectively. Accrued interest payable is $0.0 million and $0.1 million as of December 31, 2025 and 2024, respectively. Accrued interest payable is included in the consolidated balance sheets in other accrued expenses.

On July 17, 2025, the Company entered into and borrowed $250.0 million from an affiliate under a five year unsecured note, which matures in July 2030. No principal payments were made on the debt in 2025 and 2024. The credit agreement bears interest per annum at 5.46% and totaled $6.4 million for 2025. Accrued interest payable is $0.0 million as of December 31, 2025.

As discussed in Note 2 and Note 9, a treasury lock agreement was entered into during December of 2021, in order to hedge the exposure to interest rate risk related to the short-term senior notes loan. The $8.1 million gain recognized from the treasury lock settlement was recorded in other comprehensive income in 2022 and is being amortized over the life of the unsecured fixed-rate senior notes.

Long-term debt at December 31, consist of the following (in thousands):

	2025	2024
Series B-2032 Senior Notes	$272,125	$272,125
Unsecured debt	63,496	126,992
Other notes payable	620,000	620,000

Total long-term debt	$955,621	$1,019,117
Less current portion	(63,496)	(63,496)

Long-term debt - less current portion	$892,125	$955,621

Maturities of long-term debt for the years ending December 31, are as follows (in thousands):

2026	$63,496
2027	—
2028	70,000
2029	300,000
2030	250,000
Thereafter	272,125

Total	$955,621

Credit Facility

On December 6, 2021 the Company entered into a revolving credit facility with several affiliates. No amounts were outstanding under the credit facility as of December 31, 2025 and 2024. The maximum that can be drawn from this facility by the Company and other affiliates is 400 million euros and has a maturity date of December 6, 2026.

13.	INCOME TAXES

The income tax provision for the years ended December 31, is as follows (in thousands):

	2025	2024
Current:
Federal	$99,315	$99,627
State and foreign	18,143	18,462

	117,458	118,089

Deferred:
Federal	9,192	(5,708)
State and foreign	1,396	(1,123)

	10,588	(6,831)

Total	$128,046	$111,258

The statutory depletion deduction for all years is calculated as a percentage of revenues, subject to certain limitations. Due to these limitations, changes in the sales volumes and pretax earnings may not proportionately affect the Company’s statutory depletion deduction and the corresponding impact on the effective income tax rate.

The Company’s effective income tax rate reflects the effect of federal and state income taxes on earnings and the impact of differences in book and tax accounting arising primarily from the permanent tax benefits associated with the statutory depletion deduction for mineral reserves. The effective income tax rates for continuing operations were 19.9% and 20.4% for the years ended 2025 and 2024, respectively.

	2025	2025	2024	2024
	Rates		Rates
U.S. federal tax expense	$134,787	21.0%	$115,480	21.00%
State taxes	12,989	2.0%	11,902	2.10%
Tax depletion	(15,806)	-2.5%	(14,569)	-2.80%
Other	(3,924)	-0.6%	(1,555)	0.10%

Total expense	$128,046	19.90%	$111,258	20.40%

The amounts of income taxes paid (refunded) by the Company are as follows:

Years ended December 31, (in thousands):	2025	2024
Federal	$106,841	$88,999
State:
Other	17,673	14,507
Foreign	1,753	2,325

Income Taxes paid net of amounts refunded	$126,267	$105,831

The deferred income tax liabilities and assets at December 31, are as follows (in thousands):

	2025	2024
Deferred tax assets:
Accrued expenses	$4,167	$9,167
Compensation	10,048	12,927
Credit carryforward	65	65
Net operating loss	2,462	2,418
Other assets	32,234	33,332
Inventory	4,504	3,706
Post-retirement plans	843	665

Total deferred tax assets	54,323	62,280

Deferred tax liabilities:
Fixed assets and intangibles	(70,153)	(67,340)
Other liabilities	(1,837)	(3,381)

Valuation allowance	(2,462)	(2,418)

Deferred tax liability - net	$(20,129)	$(10,859)

At December 31, 2025, the Company has state net operating loss carryforwards of $2.5 million, which, if not utilized will begin to expire in 2026.

Accounting for uncertainty in tax positions requires companies to recognize only the impact of tax positions, that based on their technical merits, are more-likely-than-not to be sustained upon an audit by the taxing authority. The amount to be recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. The Company’s unrecognized tax benefits are recorded in other liabilities on the consolidated balance sheet or as an offset to the deferred tax asset for tax carryforwards where available.

The Company does not expect the unrecognized tax benefit, totaling $9.3 million, which is currently recorded in Accrued expense as taxes, to be settled or significantly reduced in the next 12 months. Accrued interest and penalties on unrecognized tax benefits and other interest and penalty expense was immaterial to the consolidated financial statements for all periods presented.

The Company files a federal consolidated and several consolidated and separate state income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions.

The Company expects to reinvest the earnings from its wholly-owned Canadian and Jamaican subsidiaries indefinitely, and accordingly, has not provided deferred taxes on the subsidiaries’ undistributed net earnings or basis differences. The Company believes that the tax liability that would be incurred upon repatriation of the foreign earnings was immaterial at December 31, 2025 and 2024.

14.	EMPLOYEE BENEFIT PLANS

The Company maintains several postretirement medical plans and a supplemental employee retirement plan (“SERP”).

Under ASC 715-20, Compensation — Retirement Benefits, plan sponsors are required to (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Such changes will be reported in other comprehensive income (loss).

Plan sponsors are also required to record and subsequently amortize unrecognized prior service costs and unrecognized gains (losses) in accumulated other comprehensive income (loss). The amortization of these incurred costs will ultimately be included in expenses in subsequent years.

The following table summarizes the consolidated balance sheet impact, as well as the benefit obligations, funded status, and assumptions associated with the postretirement medical plans, and SERP.

At December 31, obligations and funded status are as follows (in thousands):

	Postretirement Medical Plans		SERP
	2025	2024	2025	2024
Funded status January 1	$(1,098)	$(1,338)	$(2,417)	$(2,895)
Employer contributions	119	275	336	367
Interest cost	(53)	(51)	(115)	(123)
Actuarial (loss) gain	(12)	16	(158)	234

Net amounts recognized	$(1,044)	$(1,098)	$(2,355)	$(2,417)

At December 31, amounts recognized in the consolidated balance sheets consist of the following (in thousands):

	Postretirement Medical Plans		SERP
	2025	2024	2025	2024
Current liabilities	$126	$131	$322	$321
Noncurrent liabilities	918	967	2,033	2,096

Net amounts recognized	$1,044	$1,098	$2,355	$2,417

At December 31, amounts recognized in accumulated other comprehensive income (loss) consist of the following (in thousands):

	Postretirement Medical Plans		SERP
	2025	2024	2025	2024
Net amount recognized in OCI balance at January 1	$414	$779	$(339)	$(459)
Net gain (loss) and prior service cost	(88)	(98)	(114)	(161)
Tax benefit (expense)	22	(267)	30	281

Net amount recognized in OCI balance at December 31	$348	$414	$(423)	$(339)

The accumulated benefit obligation for all defined benefit plans were $3.4 million and $3.5 million at December 31, 2025 and 2024, respectively.

At December 31, information for plans with an accumulated benefit obligation in excess of plan assets are as follows (in thousands):

	Postretirement Medical Plans		SERP
	2025	2024	2025	2024
Projected benefit obligation	$1,044	$1,098	$2,355	$2,417
Accumulated benefit obligation	1,044	1,098	2,355	2,417

At December 31, components of net periodic benefit cost and other amounts recognized in other comprehensive income (loss) are as follows (in thousands):

	Postretirement Medical Plans		SERP
	2025	2024	2025	2024
Net periodic benefit cost	$(23)	$(63)	$159	$196

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net actuarial gain or (loss) amortized during period	(76)	(114)	44	73
New actuarial gain (loss) created during the period	(12)	16	(157)	(234)

Total recognized in other comprehensive income (loss)	(88)	(98)	(114)	(161)

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(65)	$(35)	$(273)	$(357)

Amortization expected to be recognized in accumulated other comprehensive income (loss) in 2025 and 2024	$88	$(98)	$(114)	$(120)

Assumptions — Weighted-average assumptions used to determine benefit obligations at December 31, are as follows:

	Postretirement Medical Plans		SERP
	2025	2024	2025	2024
Discount rates	4.68%	5.14%	4.68%	5.14%

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, is as follows:

	Postretirement Medical Plans		SERP
	2025	2024	2025	2024
Discount rates	5.14%	4.56%	4.68%	5.14%
Rate of compensation increase
Health care cost trend rate assumed for next year	8.0%	7.5%	—	—
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	4.5%	4.5%	—	—
Year that the rate reaches the ultimate trend rate	2031	2029	—	—

Certain actuarial assumptions, such as the assumed health care cost trend rates and the long-term rate of return have a significant effect on the amounts reported for postretirement medical benefit and the respective benefit obligation amounts. The Company reviews external data and its own historical trends for health care costs to determine the health care cost trend rates for the postretirement medical benefit plans. For 2025, the Company assumed an 8.0% annual rate of increase in the per-capita cost of covered health care claims with the rate decreasing in even increments over five years until reaching 4.5%.

The following table presents estimated future benefit payments (in thousands):

		Postretirement Medical Plans
Period	SERP	Gross Benefit Payments	Medicare Subsidies
2026	$330	$129	$—
2027	316	126	—
2028	299	121	—
2029	280	115	—
2030	258	108	—
Thereafter	944	418	—

Total	$2,427	$1,017	$—

During fiscal year 2025, the Company contributed $0.1 million and $0.3 million to its postretirement plans and SERP, respectively. The Company expects to contribute $0.1 million and $0.3 million to its postretirement plans and SERP, respectively, during 2026.

Defined Contribution Plan

The Company sponsors a safe harbor savings plan, under Sections 401(k) and 401(m) of the Internal Revenue Code. The 401(k) Plan provides employees the opportunity to invest up to 50% of their eligible compensation on a pre-tax or after-tax basis. The Company makes safe harbor matching contributions for all eligible employees in the amount of 100% of the first 3% of participant compensation and 50% on the next 2% of participant compensation. The Company also sponsors a discretionary employer contribution for all non-union employees and those union employees whose unions adopted the Safe Harbor Plan provision and plan amendment. This discretionary contribution is based on the eligible participants’ years of service.

Vesting of the Company’s safe harbor contributions is immediate. Discretionary contributions are cliff vested 100% after an employee completes three years of service with the Company. Employer contributions were approximately $13.5 million and $13.3 million in 2025 and 2024, respectively.

15.	COMMITMENTS AND CONTINGENCIES

Litigation — The Company is party to a number of lawsuits arising in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

Letters of Credit — At December 31, 2025 and 2024, the Company held ten letters of credit totaling approximately $14.0 million and $15.1 million, respectively. These letters of credit may be used for workers’ compensation insurance obligations, general insurance obligations, potential future reclamation costs, and other corporate purposes.

Standard fees are charged with respect to the issuance, negotiation, and amendment of the letter(s) of credit. The letters of credit provide full availability for those funds and there is no reduction in liquidity resulting from the issuance of the letters of credit.

Purchase Obligations — In the normal course of business, the Company enters into contractual agreements for purchasing, processing, treating, transportation, and storage of lime and limestone products. These agreements expire at various dates through 2033. At December 31, 2025, aggregate future payments under these contracts totaled $4.1 million for the year ending December 31, and are as follows (in thousands):

2025	$540
2026	540
2027	540
2028	540
2029	540
Thereafter	1,440

16.	OPERATING ASSETS AND LIABILITIES CASH FLOWS

Remaining changes in operating assets and liabilities after consideration of other reported cash flow activity for the years ended December 31, 2025 and 2024, are detailed below (in thousands):

	2025	2024
Accounts receivable — net	$(26,678)	$6,172
Income tax receivable	(7,465)	12,834
Inventories	(2,810)	(927)
Prepaid expenses and other — net	2,670	(3,927)
Other noncurrent assets	4,773	4,552
Accounts payable	1,120	(7,456)
Accrued expenses	(23,253)	(16,851)
Income tax payable	204	(907)
Other noncurrent liabilities	3,619	(5,875)

Total changes in operating assets and liabilities	$(47,820)	$(12,385)

17.	RELATED-PARTY TRANSACTIONS

The Company advances excess cash to an affiliate, which is payable on request. The portion of these advances which are estimated to be liquidated or used in 2026 are presented within current assets and the balance is presented within long-term assets. At December 31, 2025 and 2024, advances to affiliate totaled approximately $247.2 million and $395.1 million, respectively. The interest rate on these advances was between 3.0% and 4.0% in 2025 and between 4.0% and 5.0% in 2024, respectively. The Company earned interest income on outstanding advances of $16.1 million and $12.1 million in 2025 and 2024, respectively.

The Company received management, consulting, and financial services from several affiliated entities. The fees for such services were approximately $33.6 million and $27.3 million for the years ended December 31, 2025 and 2024, respectively. At December 31, 2025 and 2024, the Company had $1.9 million and $0.1 million of net fees payable to affiliates, respectively. The Company issued $500.0 million in dividends to the Parent during 2025 and 2024, respectively.

As discussed in Note 2, Note 8, and Note 9, the Company entered into two five-year interest rate swap instruments with an affiliate during 2021. As discussed in Note 12, the Company entered into a $250.0 million note payable and a $300.0 million note payable with an affiliate in 2025 and 2024, respectively. Also, as discussed in Note 12, the Company made a $250.0 million principal payment on its 2023 affiliate note payable.

18.	SUBSEQUENT EVENTS

Management has evaluated events occurring subsequent to December 31, 2025 through July 31, 2026, which represents the date the consolidated financial statements were issued to determine if any such events should either be recognized or disclosed in the consolidated financial statements. As discussed in Note 1, Martin Marietta Materials, Inc. entered into an agreement to purchase the Company on June 27th, 2026.